VIA EDGAR AND E-MAIL

September 16, 2022

Division of Corporation Finance

Office of International Corporate Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Brookfield Asset Management Inc.
Brookfield Finance Inc.
Brookfield Finance II Inc.
Brookfield Capital Finance LLC
Brookfield Finance II LLC
Brookfield Finance (Australia) Pty Ltd
Brookfield Finance I (UK) plc

Registration Statements on Form F-10 and F-3

File Nos. 333-267243, 333-267243-01, 333-267243-02, 333-267244, 333-267244-01, 333-267244-02 and 333-267244-03

To Whom It May Concern:

On behalf of Brookfield Asset Management Inc., Brookfield Finance Inc., Brookfield Finance II Inc., Brookfield Capital Finance LLC, Brookfield Finance II LLC, Brookfield Finance (Australia) Pty Ltd and Brookfield Finance I (UK) plc (collectively, the “Registrants”), enclosed is the final receipt issued by the Ontario Securities Commission with respect to the base shelf prospectus contained in the Registrants’ Registration Statements on Form F-10 and Form F-3 (File Nos. 333-267243, 333-267243-01, 333-267243-02, 333-267244, 333-267244-01, 333-267244-02 and 333-267244-03) (the “Registration Statements”). We hereby request that the U.S. Securities and Exchange Commission (the “Staff”) declare the Registration Statements effective as of 4:00 p.m., New York time, on September 20, 2022, or as soon as possible thereafter.

If the Staff has any questions, please contact Christopher Bornhorst, Esq. of Torys LLP at (212) 880-6047. In addition, it would be appreciated if, as soon as the Registration Statements are declared effective, you would so inform Mr. Bornhorst and then send written confirmation to the addressees listed on the cover of the Registration Statements.

Sincerely,

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Nicholas Goodman
Name: Nicholas Goodman
Title: Chief Financial Officer

BROOKFIELD FINANCE INC.

By:	/s/ Thomas Corbett
Name: Thomas Corbett
Title: Vice-President

BROOKFIELD FINANCE II INC.

By:	/s/ Thomas Corbett
Name: Thomas Corbett
Title: Vice-President

BROOKFIELD CAPITAL FINANCE LLC

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Secretary

BROOKFIELD FINANCE II LLC

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Secretary

BROOKFIELD FINANCE (AUSTRALIA) PTY LTD

By:	/s/ Nick Britten-Jones
Name: Nick Britten-Jones
Title: Director

BROOKFIELD FINANCE I (UK) PLC

By:	/s/ Philippa Elder
Name: Philippa Elder
Title: Director

[Signature Page to the Acceleration Request]

Ontario Securities Commission	Commission des valeurs mobilières de l’Ontario	22nd Floor 20 Queen Street West Toronto ON M5H 3S8	22e étage 20, rue Queen ouest Toronto ON M5H 3S8

RECEIPT

Brookfield Finance (Australia) Pty Ltd
Brookfield Finance I (UK) PLC
Brookfield Finance Inc.

Brookfield Asset Management Inc.
Brookfield Capital Finance LLC
Brookfield Finance II LLC
Brookfield Finance II Inc.

This is the receipt of the Ontario Securities Commission for the Base Shelf Prospectus of the above Issuer dated September 16, 2022 (the prospectus).

The prospectus has been filed under Multilateral Instrument 11-102 Passport System in British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. A receipt for the prospectus is deemed to be issued by the regulator in each of those jurisdictions, if the conditions of the Instrument have been satisfied.

September 16, 2022

Winnie Sanjoto

Winnie Sanjoto
Acting Director, Corporate Finance Branch

SEDAR Project # 3434627, 3434630, 3434620, 3434614, 3434625, 3434626, 3434622

Ontario Securities Commission	Commission des valeurs mobilières de l’Ontario	22nd Floor 20 Queen Street West Toronto ON M5H 3S8	22e étage 20, rue Queen ouest Toronto ON M5H 3S8

RECEIPT

Brookfield Finance Inc.
Brookfield Asset Management Inc.
Brookfield Capital Finance LLC
Brookfield Finance II LLC
Brookfield Finance II Inc.
Brookfield Finance (Australia) Pty Ltd
Brookfield Finance I (UK) PLC

This is the receipt of the Ontario Securities Commission for the Base Shelf Prospectus of the above Issuer dated September 16, 2022 (the prospectus).

The prospectus has been filed under Multilateral Instrument 11-102 Passport System in British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. A receipt for the prospectus is deemed to be issued by the regulator in each of those jurisdictions, if the conditions of the Instrument have been satisfied.

September 16, 2022

Winnie Sanjoto

Winnie Sanjoto
Acting Director, Corporate Finance Branch

SEDAR Project # 3434620, 3434614, 3434625, 3434626, 3434622, 3434627, 3434630

Ontario Securities Commission	Commission des valeurs mobilières de l’Ontario	22nd Floor 20 Queen Street West Toronto ON M5H 3S8	22e étage 20, rue Queen ouest Toronto ON M5H 3S8

RECEIPT

Brookfield Finance I (UK) PLC
Brookfield Finance Inc.
Brookfield Asset Management Inc.
Brookfield Capital Finance LLC
Brookfield Finance II LLC
Brookfield Finance II Inc.
Brookfield Finance (Australia) Pty Ltd

This is the receipt of the Ontario Securities Commission for the Base Shelf Prospectus of the above Issuer dated September 16, 2022 (the prospectus).

The prospectus has been filed under Multilateral Instrument 11-102 Passport System in British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. A receipt for the prospectus is deemed to be issued by the regulator in each of those jurisdictions, if the conditions of the Instrument have been satisfied.

September 16, 2022

Winnie Sanjoto

Winnie Sanjoto
Acting Director, Corporate Finance Branch

SEDAR Project # 3434630, 3434620, 3434614, 3434625, 3434626, 3434622, 3434627

Ontario Securities Commission	Commission des valeurs mobilières de l’Ontario	22nd Floor 20 Queen Street West Toronto ON M5H 3S8	22e étage 20, rue Queen ouest Toronto ON M5H 3S8

RECEIPT

Brookfield Asset Management Inc.
Brookfield Capital Finance LLC
Brookfield Finance II LLC
Brookfield Finance II Inc.
Brookfield Finance (Australia) Pty Ltd
Brookfield Finance I (UK) PLC
Brookfield Finance Inc.

This is the receipt of the Ontario Securities Commission for the Base Shelf Prospectus of the above Issuer dated September 16, 2022 (the prospectus).

The prospectus has been filed under Multilateral Instrument 11-102 Passport System in British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. A receipt for the prospectus is deemed to be issued by the regulator in each of those jurisdictions, if the conditions of the Instrument have been satisfied.

September 16, 2022

Winnie Sanjoto

Winnie Sanjoto
Acting Director, Corporate Finance Branch

SEDAR Project # 3434614, 3434625, 3434626, 3434622, 3434627, 3434630, 3434620

Ontario Securities Commission	Commission des valeurs mobilières de l’Ontario	22nd Floor 20 Queen Street West Toronto ON M5H 3S8	22e étage 20, rue Queen ouest Toronto ON M5H 3S8

RECEIPT

Brookfield Finance II Inc.
Brookfield Finance (Australia) Pty Ltd
Brookfield Finance I (UK) PLC
Brookfield Finance Inc.
Brookfield Asset Management Inc.
Brookfield Capital Finance LLC
Brookfield Finance II LLC

This is the receipt of the Ontario Securities Commission for the Base Shelf Prospectus of the above Issuer dated September 16, 2022 (the prospectus).

The prospectus has been filed under Multilateral Instrument 11-102 Passport System in British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. A receipt for the prospectus is deemed to be issued by the regulator in each of those jurisdictions, if the conditions of the Instrument have been satisfied.

September 16, 2022

Winnie Sanjoto

Winnie Sanjoto
Acting Director, Corporate Finance Branch

SEDAR Project # 3434622, 3434627, 3434630, 3434620, 3434614, 3434625, 3434626

Ontario Securities Commission	Commission des valeurs mobilières de l’Ontario	22nd Floor 20 Queen Street West Toronto ON M5H 3S8	22e étage 20, rue Queen ouest Toronto ON M5H 3S8

RECEIPT

Brookfield Finance II LLC
Brookfield Finance II Inc.
Brookfield Finance (Australia) Pty Ltd
Brookfield Finance I (UK) PLC
Brookfield Finance Inc.
Brookfield Asset Management Inc.
Brookfield Capital Finance LLC

This is the receipt of the Ontario Securities Commission for the Base Shelf Prospectus of the above Issuer dated September 16, 2022 (the prospectus).

The prospectus has been filed under Multilateral Instrument 11-102 Passport System in British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. A receipt for the prospectus is deemed to be issued by the regulator in each of those jurisdictions, if the conditions of the Instrument have been satisfied.

September 16, 2022

Winnie Sanjoto

Winnie Sanjoto
Acting Director, Corporate Finance Branch

SEDAR Project # 3434626, 3434622, 3434627, 3434630, 3434620, 3434614, 3434625

Ontario Securities Commission	Commission des valeurs mobilières de l’Ontario	22nd Floor 20 Queen Street West Toronto ON M5H 3S8	22e étage 20, rue Queen ouest Toronto ON M5H 3S8

RECEIPT

Brookfield Capital Finance LLC
Brookfield Finance II LLC
Brookfield Finance II Inc.
Brookfield Finance (Australia) Pty Ltd
Brookfield Finance I (UK) PLC
Brookfield Finance Inc.
Brookfield Asset Management Inc.

This is the receipt of the Ontario Securities Commission for the Base Shelf Prospectus of the above Issuer dated September 16, 2022 (the prospectus).

The prospectus has been filed under Multilateral Instrument 11-102 Passport System in British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. A receipt for the prospectus is deemed to be issued by the regulator in each of those jurisdictions, if the conditions of the Instrument have been satisfied.

September 16, 2022

Winnie Sanjoto

Winnie Sanjoto
Acting Director, Corporate Finance Branch

SEDAR Project # 3434625, 3434626, 3434622, 3434627, 3434630, 3434620, 3434614